BofA Funds Series Trust  -
Semi-Annual N-SAR report for the period ending 02/28/11

BofA CA Tax-Exempt Reserves
BofA Cash Reserves
BofA Government Plus Reserves
BofA Government Reserves
BofA Money Market Reserves
BofA Municipal Reserves
BofA NY Tax Exempt Reserves
BofA Tax Exempt Reserves
BofA Treasury Reserves
BofA Connecticut Municipal Reserves
BofA Massachusetts Municipal Reserves
(the "Funds")



Item 77E - Legal Proceedings:


BofA Advisors, LLC and BofA Distributors, Inc. (collectively, the "BofA Group") are subject to a settlement agreement with the New York Attorney General ("NYAG") (the "NYAG
Settlement") and a settlement order with the Securities and Exchange Commission ("SEC") (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the BofA Group (or predecessor or affiliated entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $375 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the BofA Group's applicable supervisory, compliance, control and other policies and procedures. The
NYAG Settlement, among other things, requires BofA
Advisors, LLC and its affiliates to make certain disclosures to investors relating to expenses. In connection with the BofA Group providing services to the BofA Funds, the BofA Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.